Exhibit 99.1
Mistras Group, Inc. Names Former Executive for
Duke Energy Corporation Ellen Ruff to Board of Directors
Princeton Junction, NJ. — February 15, 2011 — Ms. Ellen Ruff, former President of Nuclear Development at Duke Energy Corporation, has been elected to the Mistras Group, Inc. (NYSE:MG) board of directors, it was announced today by Dr. Sotirios Vahaviolos, Chairman and CEO. Ms. Ruff will also serve on the audit committee of the Mistras board of directors.
“We are delighted that Ms. Ruff will be joining the Mistras board. Her knowledge and experience with various aspects of the power industry for the past 30 years, along with her demonstrated leadership roles in business and community activities, will serve Mistras and its shareholders well,” said Dr. Vahaviolos. “We look forward to her counsel and insight in the power generation business, especially in the nuclear side, as we continue to diversify and expand our world markets for Asset Protection Solutions.”
Ms. Ruff served as President of Nuclear Development from December 2008 until her retirement in December 2010 from Duke Energy, one of the largest electric power companies in the United States focused on electric power and gas distribution operations, and other energy services in the Americas. Ms. Ruff previously served as President of Duke Energy Carolinas, an electric utility providing electricity and other services to customers in North Carolina and South Carolina. Ms. Ruff joined the Duke Energy organization in 1978 and prior to these last two offices, held various positions, including, Vice President and General Counsel of Corporate, Gas and Electric Operations, Senior Vice President and General Counsel for Duke Energy, Senior Vice President of Asset Management for Duke Power, Senior Vice President of Power Policy and Planning, Group Vice President of Power Policy and Planning and Group Vice President of Planning and External Affairs.
Ms. Ruff has a Bachelor of Arts degree in Business from Simmons College and a Juris Doctor degree from the University of North Carolina Chapel Hill.
Ms. Ruff currently serves on the Board of Directors of Aqua America, Inc. and is a member of its Executive Compensation Committee.
About Mistras Group, Inc.
MISTRAS is a leading “one source” global provider of technology-enabled asset protection solutions used to evaluate the structural integrity of critical energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers the ability to extend the useful life of their assets, improve productivity & profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.
MISTRAS uniquely combines its industry-leading products and technologies — 24/7 on-line monitoring of critical assets; mechanical integrity (MI) and non-destructive testing (NDT) services; and its proprietary world class data warehousing & analysis software- to provide comprehensive and competitive products, systems and services solutions from a single source provider.
For more information, please visit the company’s website at www.mistrasgroup.com or contact their worldwide headquarters at 609-716-4000.